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AT THE COMPANY
Clifford Bolen
Chief Financial Officer
(312) 738-4500

FOR IMMEDIATE RELEASE
THURSDAY, MAY 8, 2003


    VITA FOODS REPORTS Q1 SALES OF $13.0 MILLION, 8-CENTS PER-SHARE EARNINGS

CHICAGO, IL, MAY 8, 2003 - For the first quarter ended March 31, 2003, VITA FOOD PRODUCTS, INC. (AMEX: VSF) today announced consolidated net income of $307,000, or $0.08 per share, compared to net income of $304,000, or $0.08 per share in the first quarter of 2002. The Vita business segment, which is engaged in the processing and sale of herring products and cured and smoked salmon products as well as complementary specialty food products, contributed to first quarter results by producing an 88% increase in net income with $184,000 compared to $98,000 in 2002. The Vita Specialty Foods business segment, which is engaged in the processing and sale of salad dressings, marinara sauces, cooking sauces, honey and other specialty food products, added net income of $123,000 in the first quarter of 2003. The Company formed Vita Specialty Foods, Inc. as a new wholly owned subsidiary in connection with its acquisition of the Halifax Group, Inc. ("Halifax") on November 6, 2002. Vita Specialty Foods, which is treated by the Company as a separate business segment, combines the former operations of The Virginia Honey Company ("Virginia Honey"), acquired by the Company effective July 1, 2001, and Halifax. Virginia Honey contributed net income of $206,000 in the first quarter of 2002, and its 2003 results are included as part of the Vita Specialty Foods 2003 first quarter results. Although the Vita Specialty Foods segment results were accretive to the Company's net income in the quarter, the Halifax operation contains costs that have diminished the segment's overall results. The Company has a transition plan that has been implemented with the goal to fully integrate the Halifax operations into Virginia Honey and decrease certain costs and increase operating efficiencies. Management believes the transition plan will be completed successfully by the third quarter of 2003. The Company will be reporting consolidated results for Virginia Honey and Halifax. However, the Company will continue to track net sales of Virginia Honey products and Halifax products separately, per its merger agreement with Halifax.

Consolidated net sales for the first quarter of 2003 were $13.0 million, compared with $10.1 million in the first quarter of 2002, for an increase of $2.9 million or 29%. Vita's net sales for the first quarter of 2003 improved to $7.2 million from $6.8 million from the prior year quarter representing a 6% increase. The increase is attributable to all of Vita's product lines, with herring, salmon and specialty products growing at 8%, 7% and 2% respectively from the prior year quarter. Vita Specialty Foods' net sales for the first quarter were $5.7 million. Of the $5.7 million, Virginia Honey's net sales were $4.2 million and Halifax added $1.5 million in net sales for the quarter. Virginia Honey's net sales increased 27% compared to the first quarter of 2002, when net sales were $3.3 million. Virginia Honey's increase was led by a $751,000, or 57% increase in honey products sales, followed by a


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Vita Food Products, Inc.
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$136,000, or 7% increase in salad dressing sales. The honey product sales increase was attributed primarily to a $400,000 increase in sales of industrial honey to new customers the Company has pursued, and a $320,000 increase in sales to warehouse club customers.

Gross margin for the quarter increased to 31.0% from 30.6% in the prior year. The Vita business segment's gross margin was 30.7%, up by 2.0% from the prior year quarter of 28.7%. Vita Specialty Foods' gross margin was 31.5%. Virginia Honey's first quarter of 2002 had gross margin of 34.4% and its 2003 first quarter gross margin is included as part of Vita Specialty Foods' 2003 first quarter. The consolidated operating expense for the quarter as a percentage of net sales increased to 25.6% from 24.1%. The resulting consolidated net operating profit for the first quarter of 2003 grew to $700,000 from $651,000 for the first quarter of 2002.

"The Vita business segment had another significantly improved quarter with an 88% increase in net income over the prior year quarter. In the Vita Specialty Foods segment, we saw the expected improvements in net sales from our marketing and sales efforts even though the results did not improve the bottom line, but this was expected until completion of the integration of the Halifax operations into Virginia Honey," said Stephen Rubin, the company's chairman and chief executive officer. "We affirm our expectations to see a full impact of the integration by the third quarter of 2003."

Vita Food Products, Inc. is the U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish. More than 95% of Vita's sales are in kosher foods. Vita's common stock is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

Vita Specialty Foods, the Company's wholly owned subsidiary, combines the products of Virginia Honey and Halifax. Virginia Honey is a manufacturer and distributor of honey, salad dressings, including its' award-winning Vidalia(R) Onion Vinegarette salad dressing, cooking sauces, jams & jellies, and gift baskets. Halifax is a manufacturer and distributor of licensed brand-named products including the world-renowned Jim Beam(R) brand of steak sauce, barbeque sauce, marinade and related products and The Drambuie(R) Gourmet Collection. Halifax also manufactures and distributes the Artie Bucco(TM) line of products based on the popular HBO(R) series The Sopranos(R), the award-winning Scorned Woman(R) gourmet food line, the Oak Hill Farms(R) line of salad dressings and various gourmet products and branded gift items.


This release contains forward-looking statements about the Company's future growth, profitability, introduction of new products, and competitive position. Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof.


                              - - TABLES FOLLOW - -


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                            VITA FOOD PRODUCTS, INC.
                 Condensed Consolidated Statement of Operations
                      (in thousands, except per share data)
                                   (unaudited)

                                                    Three Months
                                                        Ended
                                                  -------    -------
                                                  Mar 31,    Mar 31,
                                                  -------    -------
                                                     2003       2002  Change
                                                  -------    -------  ------
Net sales                                         $12,957    $10,067   29%
Cost of goods sold                                  8,935      6,990   28%
                                                  -------    -------
Gross margin                                        4,022      3,077   31%

Selling and administrative expenses
  Selling, marketing & distribution                 2,039      1,516   34%
  Administrative                                    1,282        910   41%
                                                  -------    -------
Total                                               3,321      2,426   37%
                                                  -------    -------
Operating profit                                      701        651    8%

Interest expense                                      187        144   30%
                                                  -------    -------
Income before income taxes                            514        507    1%
Income tax expense                                    207        203    2%
                                                  -------    -------
Net income                                          $ 307      $ 304    1%
                                                  =======    =======
Earnings per common share:
Basic                                              $ 0.08     $ 0.08    0%
                                                  =======    =======
Diluted                                            $ 0.08     $ 0.08    0%
                                                  =======    =======
Weighted average shares outstanding:
Basic                                               3,777      3,730
Diluted                                             3,847      3,815





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